Filed pursuant to Rule 433

Registration No. 333-291690

FINAL TERM SHEET

Dated September 15, 2026

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,000,000,000 5.000% Notes due 2036

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,000,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	September 22, 2026

Maturity date:	September 22, 2036

Interest:	5.000% p.a., payable semi-annually, accruing from and including settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	T2 and New York

Interest Payment Dates:	March 22 and September 22 of each year, commencing March 22, 2027

Issue price:	99.495%

Fees:	0.175%

Net proceeds:	$993,200,000.00

CUSIP:	515110 CL6

ISIN Number:	US515110CL64

Ratings of the Issuer:[1]	AAA by Standard & Poor’s, AAA by Fitch Ratings and AAA by Scope Ratings GmbH.

Lead Managers:	Banco Santander, S.A. J.P. Morgan SE Nomura Financial Products Europe GmbH Société Générale

Listing:	Regulated market of the Luxembourg Stock Exchange

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together the Offering Documentation) for free by searching the SEC online database at: www.sec.gov (and more specifically, at the URL link https://www.sec.gov/cgi-bin/browse-edgar?company=landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany. Alternatively, Société Générale will arrange to send you the prospectus, which you may request by calling +1-855-881-2108.

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[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.